                                 SCHEDULE 14A/A


                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         SALTON/MAXIM HOUSEWARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         SALTON/MAXIM HOUSEWARES, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).


[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     (1) Amount Previously Paid: $125


        ------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.: Definitive Proxy
         Statement


        ------------------------------------------------------------------------


     (3) Filing Party: Salton/Maxim Housewares, Inc.


        ------------------------------------------------------------------------


     (4) Date Filed: October 28, 1996


        ------------------------------------------------------------------------
-------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                               SALTON MAXIM LOGO

                         SALTON/MAXIM HOUSEWARES, INC.
                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056

To Our Stockholders:


     You are invited to attend the 1996 Annual Meeting of Stockholders of Salton/Maxim Housewares, Inc. to be held at the Four Seasons Hotel, 120 E. Place, Chicago, Illinois 60611, Thursday, March 20, 1997 at 3:00 p.m. local time. We are pleased to enclose the notice of our annual stockholders meeting, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.


     Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you plan to attend the meeting, please so indicate by marking the box on the Proxy. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

     If you have any questions or need assistance on how to vote your shares, please call our proxy solicitor, McCormick & Pryor Ltd., collect at (212) 968-9090. Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

                                          Sincerely,

                                          Leonhard Dreimann

                                          Leonhard Dreimann
                                          President and Chief Executive Officer


February 24, 1997

                               SALTON MAXIM LOGO

                         SALTON/MAXIM HOUSEWARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of Salton/Maxim Housewares, Inc., a Delaware corporation (the "Company"), will be held on Thursday, March 20, 1997 at 3:00 p.m. local time, at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, for the following purposes:


     1.  To elect three Class II Directors for a term expiring in 1999;

     2. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the 1997 fiscal year; and

     3. To transact such other business that is properly brought before the meeting.


     Only holders of Common Stock of record on the books of the Company at the close of business on February 21, 1997 will be entitled to vote at the Annual Meeting.


     The Board of Directors' nominees for Director are set forth in the accompanying Proxy Statement.

     YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you plan to attend the Annual Meeting, please so indicate by marking the box on the Proxy. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a Proxy.

                                          By Order of the Board of Directors

                                          David C. Sabin

                                          David C. Sabin
                                          Secretary

Chicago, Illinois

February 24, 1997


                THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         SALTON/MAXIM HOUSEWARES, INC.
                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056

                                PROXY STATEMENT


     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders on Thursday, March 20, 1997, or at any adjournment thereof. The Annual Meeting will be held at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois, at 3:00 p.m. local time. The Proxy Statement and the form of Proxy are being mailed to stockholders commencing on or about February 24, 1997.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any stockholder who executes and returns a Proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP


     Stockholders of record at the close of business on February 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 13,017,144 shares of Common Stock, $.01 par value of the Company (the "Common Stock"), were issued and outstanding.


VOTING AND SOLICITATION

     Holders of Common Stock of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per share of Common Stock. The Company's Restated Certificate of Incorporation does not provide for cumulative voting rights.

     A plurality of the votes cast at the Annual Meeting is required to elect Directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year. In accordance with Delaware law and the Company's Restated Certificate of Incorporation and Bylaws, (i) for the election of Directors, only proxies and ballots indicating votes "FOR" or "WITHHELD" are counted to determine the total number of votes cast, and broker non-votes are not counted, and (ii) for the ratification of the selection of Deloitte & Touche LLP, only proxies and ballots indicating votes "FOR," "AGAINST", or "ABSTAIN" on the proposal or providing the designated proxies with the right to vote in their judgment and discretion on the proposal are counted to determine the number of shares present and entitled to vote, and broker non-votes are not counted.

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of McCormick & Pryor Ltd. to aid in the solicitation of Proxies. The Company estimates that it will pay McCormick & Pryor Ltd. a fee of approximately $3,500 for its services, plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's next annual meeting of stockholders to be held in 1997 must be received by the Company no later than July 9, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 23, 1996, by (i) each person known to the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the Directors and executive officers of the Company and (iii) all executive officers and Directors of the Company as a group. The number of shares of Common Stock shown as owned by the persons and group named below assumes the exercise of all currently exercisable options held by such persons and group, and the percentage shown assumes the exercise of such options and assumes that no options held by others are exercised. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. For purposes of the following table, each person's beneficial "ownership" of the Company's Common Stock has been determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 13d-3 promulgated thereunder.

                                                               NUMBER OF       PERCENTAGE
                                                                 SHARES        OF SHARES
                                                              BENEFICIALLY    BENEFICIALLY
                 NAME OF BENEFICIAL HOLDER                       OWNED           OWNED
                 -------------------------                    ------------    ------------
Windmere-Durable Holdings, Inc.(1)..........................   6,508,572          50.0%
Dominator Investors Group(2)................................     463,580           3.5
Financo Investors Fund, L.P.(3).............................   1,061,566           8.1
Mr. Leonhard Dreimann(4)....................................     830,233           6.3
Mr. William B. Rue(4).......................................     623,902           4.8
Mr. David C. Sabin (5)......................................     506,419           3.9
Mr. Frank Devine(6).........................................      25,000         *
Mr. Bert Doornmalen(6)......................................      20,000         *
Mr. David M. Friedson(1)....................................           0         *
Mr. Harry D. Schulman(1)....................................           0         *
Mr. Laurence S. Chud, M.D...................................           0         *
Mr. James Connolly..........................................           0         *
All Directors and executive officers as a group (5
  persons)(6)...............................................   1,541,974          11.2%

---------------

 *  Less than 1%.

(1) Windmere-Durable Holdings, Inc. ("Windmere-Durable") is a Florida corporation which is engaged principally in manufacturing and distributing a wide variety of personal care products and household appliances. Mr. Friedson is the Chairman of the Board, President and Chief Executive officer of Windmere-Durable. Mr. Schulman is a Senior Vice President of Windmere-Durable. Each of Mr. Friedson and Mr. Schulman disclaims beneficial ownership of the shares of Common Stock owned by Windmere-Durable.

(2) Dominator Investors Group is a Hong Kong corporation owned equally by Messrs. Dreimann and Rue.

(3) Financo Investors Fund, L.P. ("Financo Fund") is a Delaware limited partnership of which Financo Investors Management Partnership, L.P. is the sole general partner.

(4) Includes, with respect to Mr. Dreimann and Mr. Rue, 140,000 shares and 120,000 shares, respectively, of Common Stock which may be acquired upon the exercise of immediately exercisable options. Except for the shares which may be acquired upon the exercise of such immediately exercisable options, Messrs. Dreimann and Rue do not own any shares individually; however, by reason of their respective positions with Dominator and ownership interests in Dominator, each may be deemed to beneficially own the shares owned by Dominator, with shared voting and investment power over these shares.

(5) Includes 70,000 shares of Common Stock which may be acquired upon the exercise of immediately exercisable stock options. Also includes (i) 347,319 shares owned by Duquesne Financial Corporation ("Duquesne"), an Illinois corporation which is owned by Susan Sabin, and (ii) 89,100 shares owned by Susan Sabin. Susan Sabin is David Sabin's wife. Mr. Sabin disclaims beneficial ownership of all shares owned by Duquesne and Susan Sabin.

(6) Includes, with respect to each of Messrs. Doornmalen and Devine, 10,000 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(7) Includes an aggregate of 350,000 shares which may be acquired by Directors and officers of the Company upon the exercise of immediately exercisable options. See footnotes 2 through 6 above.

     The addresses of the persons shown in the table above who are beneficial owners of more than five percent of the Company's Common Stock are as follows:
Windmere-Durable Holdings, Inc., 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467; Dominator Investors Group and Messrs. Dreimann, Sabin and Rue c/o 550 Business Center Drive, The Kensington Center, Mount Prospect, Illinois 60056; and Financo Investors Fund, L.P., c/o Victor J. Barnett, 895 Park Avenue, New York, New York 10021.

     The Company and Windmere-Durable are parties to a Stockholder Agreement dated July 11, 1996 (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, except after a period of 30 consecutive days during which Windmere-Durable's interest in the Company is less that 15%, Windmere-Durable has the right to designate that number of directors that will result in the total number of directors designated by Windmere-Durable being equal to the product (rounded up to the nearest whole number) of (i) the total number of directors then on the Board, and (ii) Windmere/Durable's percentage ownership interest in the Company at that time; provided that the number of directors designated by Windmere-Durable will in no event exceed 50% of the total number of directors. On July 11, 1996, the following persons designated by Windmere-Durable were elected as Directors of the Company: David M. Friedson, Harry D. Schulman, Laurence S. Chud, M.D. and James Connolly.

     Financo Fund, Dominator and the Company are parties to a Stockholders' Agreement pursuant to which the Company has agreed to nominate at least one Director selected by each of Dominator and Financo Fund so long as each such stockholder owns at least 5% of the then outstanding shares of Common Stock, and such stockholders agreed to vote their shares to elect such Director. There is currently no representative of Financo Fund serving on the Board.

                              SECTION 16 REPORTING

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons that no other reports were required, the Company believes that, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners during or with respect to the year ended June 29, 1996 were met.

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is comprised of three Class I Directors (David C. Sabin, Laurence S. Chud M.D. and one vacancy), three Class II Directors (Bert Doornmalen, David M. Friedson, and Harry D. Schulman) and three Class III Directors (Leonhard Dreimann, Frank Devine and James Connolly). The current term of the Class II Directors ends upon the election of Class II Directors at this Annual Meeting. The term of the Class III Directors ends upon the election of Class III Directors at the 1997 annual meeting of stockholders, and the term of the Class I Directors ends upon the election of Class I Directors at the 1998 annual meeting of stockholders.

     The Board of Directors has nominated Messrs. Doornmalen, Friedson and Schulman to stand for reelection as the Class II Directors for a three-year term. The three-year term ends upon the election of Class II Directors at the 1999 annual meeting of stockholders.

     At the Annual Meeting, the Common Stock represented by Proxies in the form accompanying this Proxy Statement, unless otherwise specified, will be voted to reelect Messrs. Doornmalen, Friedson and Schulman as the Class II Directors. Each of Messrs. Doornmalen, Friedson and Schulman have agreed to serve if elected. However, if any of such Board of Directors' nominees becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of the person, if any, recommended by the Board of Directors of the Company or, in the alternative, for holding a vacancy to be filled by the Board of Directors. The Board of Directors has no reason to believe that any of Messrs. Doornmalen, Friedson or Schulman will be unable or unwilling to serve.

     The Board of Directors recommends that each stockholder vote "FOR" the Board of Directors' nominees, being Messrs. Doornmalen, Friedson and Schulman.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     BERT DOORNMALEN, 51, has been a Director of the Company since July, 1994. Mr. Doornmalen has been the Managing Director of Markpeak Ltd., a Hong Kong company which represents the Company in the purchase and inspection of products in the Far East, since 1981.

     DAVID M. FRIEDSON, 40, has been a Director of the Company since July 1996. Mr. Friedson has served as Chairman of the Board of Windmere-Durable since April 1996, Chief Executive Officer of Windmere-Durable since January 1987 and as President of Windmere-Durable since January 1985. From June 1976 to January 1985, Mr. Friedson held various other management positions with Windmere-Durable.

     HARRY D. SCHULMAN, 44, has been a Director of the Company since July 1996. Mr. Schulman has served as Senior Vice President of Windmere-Durable since February 1996 and Executive Vice President-Finance and Administration of Windmere-Durable since February 1993. From March 1990 to January 1993, he served as Senior Vice President-Finance and Administration of Windmere-Durable. From January 1989 to March 1990, he was Vice President-Financial Analysis and Administration of Windmere-Durable. Mr. Schulman has served as Chief Financial Officer of Windmere-Durable since March 1990.

DIRECTORS CONTINUING IN OFFICE UNTIL 1997 ANNUAL MEETING

     LEONHARD DREIMANN, 47, has served as President, Chief Executive Officer and a Director of the Company since its inception in August 1988 and is a founder of the Company. From 1987 to 1988, Mr. Dreimann served as president of the Company's predecessor Salton, Inc., a wholly-owned subsidiary of SEVKO, Inc. Prior to 1987, Mr. Dreimann served as managing director of Salton Australia Pty. Ltd., a distributor of Salton brand kitchen appliances. From 1988 to December 1993, Mr. Dreimann served as an officer and a director of Glacier Holdings, and as a director of its wholly-owned subsidiary Glacier Water Systems, Inc. ("Glacier") from 1987 to December 1993. Glacier developed, manufactured and marketed an in-home water filtration system. From 1989 to December 1993, Mr. Dreimann served as an officer and a director of Salton Time. During 1994, Glacier Holdings and its subsidiaries ceased operations and were liquidated.

     FRANK DEVINE, 52, has been a Director of the Company since December, 1994. Mr. Devine serves as a business consultant for various entities. He has founded or co-founded Bachmann-Devine, Incorporated, a venture capital firm, American Home, Inc., an importer of hand-loomed rugs and decorative accessories, World Wide Digital Vaulting, Inc., an on-line digital data storage company and Shapiro, Devine & Craparo, Inc., a household goods manufacturers representation company serving the retail industry. Mr. Devine also serves on the board of directors of these companies.

     JAMES CONNOLLY, 44, has been a Director of the Company since July, 1996. Mr. Connolly is President and Publisher of KQED Books & Video, which publishes companion books and videos for PBS and the Public Television Network.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998 ANNUAL MEETING

     DAVID C. SABIN, 45, has served as Chairman of the Company since September 1991 and has served as Secretary and a Director of the Company since its inception in August 1988 and is a founder of the Company. Mr. Sabin served as the president and a director of Glacier Holdings, Inc., a publicly held company ("Glacier Holdings"), from December 1988 through May 1994 and as a director of Salton Time Inc., a wholly-owned subsidiary of Glacier Holdings, since 1989. Salton Time was an importer and distributor of quartz wall and alarm clocks. From 1991 through May 1994, Mr. Sabin was an officer and a director of Stylemaster, Inc., a wholly-owned subsidiary of Glacier Holdings, which was engaged in the manufacture and distribution of plastic housewares articles. Stylemaster, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1994. During 1994, Glacier Holdings and its subsidiaries ceased operations and were liquidated.

     LAURENCE S. CHUD, M.D., 46, has been a Director of the Company since July, 1996. Dr. Chud has been a practicing psychiatrist and member of the faculty of Harvard Medical School and Tufts University School of Medicine for more than the past ten years. Since January 1995 he has been Vice President, Investment Banking at C.P. Baker & Co. Ltd., an investment banking firm in Boston, Massachusetts.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eight meetings during the fiscal year ended June 29, 1996.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee held two meetings and the Compensation Committee held one meeting during 1996. The Committees received their authority and assignments from the Board of Directors and report to the Board of Directors. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which he served during the period for which he was a member of the Board.

     Mr. Doornmalen and Mr. Devine served as members of the Audit Committee during 1996. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors. The Committee also reviews and evaluates the Company's accounting principles and its system of internal accounting controls.

     Mr. Doornmalen and Mr. Devine served as members of the Compensation Committee during 1996. The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies for executives, and has authority to administer the Company's stock option plans.

                           COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives a Director's fee in the amount of $7,500 per annum, along with reimbursement for out-of-pocket expenses incurred in connection with attending such meetings. In addition, each Director who is not an employee of the Company receives $1,000 per meeting for each meeting he or she attends and is granted options to purchase 2,000 shares of Common Stock under the Company's Non-Employee Directors Stock Option Plan on the date of each annual meeting of stockholders.

                        EXECUTIVE OFFICERS' COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the total compensation received by the Company's Chief Executive Officer and its most highly compensated officers for the fiscal years ending June 29, 1996, July 1, 1995 and, July 2, 1994, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                                 -------------------------------
                                 ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                       ---------------------------------------   ---------------------   -------
                                                     OTHER       RESTRICTED
                                                     ANNUAL        STOCK      OPTIONS/    LTPP      ALL OTHER
      NAME AND                SALARY     BONUS    COMPENSATION    AWARD(S)      SARS     PAYOUTS   COMPENSATION
 PRINCIPAL POSITION    YEAR      $         $       ($)(1)(2)        ($)         (#)        ($)         ($)
 ------------------    ----   -------   -------   ------------   ----------   --------   -------   ------------
Leonhard Dreimann....  1996   200,000    15,000      55,000         --         70,000(4)   --         --
  (President and CEO   1995   200,000     --         55,000         --          --         --         --
  of the Company)      1994   200,000     --         38,000         --          --         --         --
David C. Sabin.......  1996   150,000    15,000      20,000         --         70,000(4)   --         --
  (Chairman and        1995   150,000     --         20,000         --          --         --         --
  Secretary)           1994   150,000     --         16,000         --          --         --         --
William B. Rue.......  1996   150,000    15,000      25,000         --         70,000(4)   --         --
  (Chief Operating     1995   124,000     --         23,000         --          --         --         --
  Officer and Senior   1994   124,000     --         12,000         --         30,000(3)   --         --
  Vice President)

---------------

(1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the named executive officers except as noted.

(2) Consists primarily of reimbursement for costs associated with use and maintenance of an automobile.

(3) Options were awarded on December 23, 1993 under the Company's 1992 Stock Option Plan and vested six months and one day from the date of grant.

(4) Options were awarded on October 26, 1995 under the Company's 1995 Employee Stock Option Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant ($2.50).

     The following table sets forth certain information concerning options granted to the named executive officers during the fiscal year ended June 29, 1996.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                  ---------------------------------------------------      VALUE AT ASSUMED
                                  NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                  SECURITIES   TOTAL OPTIONS   EXERCISE                 PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO      OR BASE                       OPTION TERM
                                   OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
              NAME                GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE          5%          10%
              ----                ----------   -------------   ---------   ----------   ----------   ----------
Leonhard Dreimann...............    70,000      33 1/3%          $2.50      10/04/05      $110,057     $278,905
David C. Sabin..................    70,000      33 1/3%          $2.50      10/04/05      $110,057     $278,905
William B. Rue..................    70,000      33 1/3%          $2.50      10/04/05      $110,057     $278,905

---------------

(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     The following table sets forth certain information with respect to the unexercised options to purchase the Company's Common Stock held by the named executive officers at June 29, 1996. None of the named executive officers exercised any stock options during the fiscal year ended June 29, 1996.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                 VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS/SARS
                                              OPTIONS/SARS AT FY-END(#)            AT FY-END($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Leonhard Dreimann..........................    140,000             --          $157,500             --
David C. Sabin.............................     70,000             --          $157,500             --
William B. Rue.............................    120,000             --          $273,000             --

---------------

(1) Based on the fair market value of the Common Stock on June 29, 1996 ($4.75 per share) less the option exercise price.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Leonhard Dreimann, David C. Sabin and William B. Rue which expire on December 15, 1997. The agreements provide for the following base salaries during the term of the agreements: Mr. Dreimann -- $200,000; Mr. Sabin -- $150,000; and Mr. Rue -- $150,000, all
subject to adjustments for inflation. Each agreement provides that if the executive is terminated without Cause (as defined), he will be entitled to receive an amount equal to one year's salary plus the executive's pro rata bonus for the year of termination and the continuation of certain health benefits. The employment agreements provide that so long as any of the executives are employed by the Company pursuant to the employment agreements, the Company must provide such executive with a bonus program on terms which are substantially similar, in terms of the potential amount of compensation, as those provided under the incentive bonus plan described below.

INCENTIVE BONUS PLAN

     The Annual Incentive Bonus Plan of the Company provides financial cash awards to officers and other key employees of the Company, including Messrs. Dreimann, Sabin and Rue. With respect to each fiscal year of the Company, the Compensation Committee of the Board of Directors establishes a bonus pool equal to 10% of the excess of pre-tax earnings of the Company for such fiscal year over a target figure for such fiscal year based upon the operating performance of the Company. Pursuant to the Incentive Bonus Plan, 75% of the amount deposited in the bonus pool is allocated to a mandatory bonus fund and the remaining 25% is allocated to a discretionary bonus fund. Each of Messrs. Dreimann, Sabin and Rue are entitled to receive 30%, 20% and 12.5%, respectively, of the mandatory bonus fund for each fiscal year of the Company during the term of his employment agreement. The discretionary bonus fund may be used by the Compensation Committee of the Board to pay additional bonuses to the Company's key employees, including Messrs. Dreimann, Sabin and Rue.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In connection with its initial public offering of Common Stock completed in October 1991, the Company established a Compensation Committee of the Board of Directors. The Compensation Committee consists entirely of independent outside Directors and has responsibility for administering the compensation program for the executive officers of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and other executive officers for the fiscal year ended June 29, 1996.

OBJECTIVES AND POLICIES

     The Company's executive compensation program is designed to enable the Company to recruit, retain and motivate the high quality employees it needs. As a result, the Committee has determined that executive compensation opportunities, including those for Mr. Dreimann, should create incentives for superior performance and consequences for below target performance.

     The Company's executive compensation mix includes a base salary, annual cash bonus awards and long-term compensation in the form of stock options. The Committee's policy is that a significant portion of the executive's compensation opportunities must be tied to achievement of annual objectives of the Company.

     The base salary for Mr. Dreimann and the other executive officers have been established by employment agreements entered into by these executives in October, 1991 (see above). The Compensation Committee may in its discretion make salary increases based on an assessment of each executive's performance against the underlying accountabilities of each executive's position.

     Payments to executives under the Company's Annual Incentive Bonus Plan (see above) are tied to the Company's level of achievement of annual pretax earnings targets, establishing a direct link between executive pay and Company profitability. Annual pretax earnings targets are based upon the earnings budget for the Company as reviewed by the Board of Directors. As described above, each executive officer is entitled to a specified percentage of a bonus fund established when budgeted earnings are achieved. Annual incentive payments are paid only when earnings exceed those set forth in the budget. For the fiscal year ended June 29, 1996, each of Messrs. Dreimann, Sabin and Rue were awarded $15,000 under the Incentive Bonus Plan.

     The Company's long-term incentives are in the form of stock option awards. The objective of these awards is to advance the longer term interests of the Company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental stockholder value and the attainment of long-term earnings goals. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the grade level of an executive's position and the executive's performance in the prior year. The size of previous option grants and the number of options currently held by an executive are not taken into account in determining the number of stock options granted. The executive's right to the stock options generally vest over a period and each option is exercisable, but only to the extent it has vested, over a ten-year period following its grant. During the fiscal year ended June 29, 1996, each of Messrs. Dreimann, Sabin and Rue were granted options to purchase 70,000 shares of Common Stock at an exercise price ($2.50) equal to the fair market value of the Common Stock on the date of grant.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Dreimann's base salary for the fiscal year ended June 29, 1996 was based principally on his rights under his employment agreement with the Company dated October 8, 1991 (the "Employment Agreement"), which is described above. The Employment Agreement established Mr. Dreimann's salary at $200,000. This salary may be increased at the discretion of the Committee annually by the percentage rate of inflation during the calendar year as measured by the consumer price index for urban wage earners published by the United States Department of Labor, Bureau of Labor Statistics, for the Chicago metropolitan area. The Committee did not exercise its authority under the Employment Agreement to increase Mr. Dreimann's salary in fiscal 1996. The perquisites and other benefits received by Mr. Dreimann that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement.

     The Employment Agreement also provides that Mr. Dreimann is entitled to receive a bonus under the Company's Annual Incentive Bonus Plan discussed above. Mr. Dreimann was awarded $15,000 under the Plan with respect to the fiscal year ended June 29, 1996. In October 1995, the Compensation Committee granted to Mr. Dreimann stock options to purchase 70,000 shares of Common Stock. These options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant ($2.50). The remaining 70,000 stock options held by Mr. Dreimann currently have no value because the exercise price of the stock options, which were granted at fair market value, is higher than the current fair market value of the Common Stock.

    Compensation Committee

     Bert Doornmalen
     Frank Devine

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bert Doornmalen, a Director of the Company, is the Managing Director of Markpeak, Ltd., a Hong Kong company. The Company recorded inventory purchases and commissions with Markpeak, Ltd., a Hong Kong Company, of $10,233,239 and $739,152, respectively in 1996. At June 29, 1996, the Company owed Markpeak, Ltd. $557,330 for current charges.

     Mr. Frank M. Devine, a Director of the Company, is a co-founder of the firm Shapiro, Devine and Craparo, Inc. ("SDC"), a manufacturers representation firm. The firm represents many major manufacturers of household products (including Salton/Maxim Housewares, Inc.) to the retail industry. During 1996, the Company recorded commissions with SDC of $160,279. As of June 29, 1996, the Company owed SDC $32,671 for current charges.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of a group consisting of the Company's peer corporations which are industry competitors for the period from October 10, 1991, the day when the Company's Common Stock began publicly trading on the NASDAQ National Market to June 30, 1996. The corporations making up the peer companies group are Beverly Hills Fan Co., Black & Decker Corp., Craftmade International Inc., Creative Technologies Corp., Dynamics Corp. of America, Helen of Troy Corp., National Presto Industry Inc., Rival Co., Royal Appliance Manufacturing Co., Singer Co. N.V., Sunbeam-Oster Company Inc., Toastmaster Inc., Whirlpool Corporation and Windmere-Durable Holdings, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at October 10, 1991 and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                      LOGO

-----------------------------------------------------------------------------------------------------------------------------------
                                            YEAR               YEAR               YEAR               YEAR               YEAR
                                           ENDING             ENDING             ENDING             ENDING             ENDING
                                          10/10/91           6/30/92            6/30/93            6/30/94            6/30/95
 Salton/Maxim Housewares:                   $100               $ 25               $ 19               $ 19               $ 20
 S&P 500 Index:                             $100               $111               $126               $128               $161
 Peer Group:                                $100               $124               $147               $142               $151
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------  ----------------------
                                             YEAR
                                            ENDING
                                           6/30/96
 Salton/Maxim Housewares:                    $ 40
 S&P 500 Index:                              $201
 Peer Group:                                 $158
------------------------------------  ----------------------

                              CERTAIN TRANSACTIONS

     On July 11, 1996, the Company consummated its previously announced transaction with Windmere-Durable pursuant to a Stock Purchase Agreement dated February 27, 1996, as amended (the "Stock Purchase Agreement"), between the Company and Windmere-Durable. Windmere-Durable is a corporation engaged principally in manufacturing and distributing a wide variety of personal care products and household appliances. Pursuant to the Stock Purchase Agreement, Windmere-Durable purchased from the Company 6,508,572 newly issued shares of Common Stock (the "Purchase"), which represented 50% of the outstanding shares of Common Stock of the Company on February 27, 1996 after giving effect to the Purchase. As consideration for the Purchase, Windmere-Durable paid the Company:
(i) $3,254,286 in cash, as described below; (ii) a subordinated promissory note in the aggregate principal amount of $10,847,620 (the "Note"), which Note is secured by certain assets of Windmere-Durable and its domestic subsidiaries and guaranteed by such domestic subsidiaries; and (iii) 748,112 shares of Windmere-Durable's common stock. Windmere-Durable's common stock is traded on the NYSE. The cash portion of the consideration for the Purchase was paid by the cancellation of the Company's obligation to repay the loan in the principal amount of $3,254,286 which Windmere-Durable had made to the Company in April 1996. The Note is payable five years from the closing date of the Purchase and bears interest at 8% per annum payable quarterly. Windmere-Durable was also granted an option to purchase up to 485,000 shares of Common stock at an exercise price of $4.83 per share, which option is exercisable only if and to the extent that options to purchase shares of Common Stock which were outstanding on February 27, 1996 are exercised.

     In connection with the Purchase, Windmere-Durable and the Company also entered into a Stockholder Agreement (the "Stockholder Agreement") and a Registration Rights Agreement (the "Registration

Agreement"). Pursuant to the Stockholder Agreement, Windmere-Durable is entitled to designate for election, so long as its ownership does not fall below 15%, that percentage of the Company's directors as is proportionate to its stock ownership percentage; provided that the number of directors designated by Windmere-Durable will in no event exceed 50% of the total number of directors.

     The Stockholder Agreement also contains provisions which, subject to specified time periods and exceptions, restrict the disposition by Windmere-Durable of shares of Common Stock and restrict purchases by Windmere-Durable of additional shares of Common Stock that would increase its percentage ownership interest. Subject to the foregoing restrictions on disposition of shares, the Registration Agreement gives Windmere-Durable certain demand and piggyback registration rights with respect to its shares of Common Stock.

     The Company and Windmere-Durable also entered into a Marketing Cooperation Agreement (the "Marketing Cooperation Agreement"). Pursuant to the Marketing Cooperation Agreement, until Windmere-Durable's interest in the Company is less than 30% for at least ten consecutive days, each of the Company and Windmere-Durable has agreed to participate in a variety of mutually satisfactory marketing cooperation efforts designed to expand the market penetration of each party.

     During fiscal year 1996, the Company recorded sales to Duquesne Financial Corporation ("Duquesne") of approximately $919,000. The Chairman of the Company is an executive officer of Duquesne. As of June 29, 1996, the Company owed Duquesne approximately $256,000 related to inventory purchases and Duquesne owed the Company approximately $220,000 with respect to the sales to it.

     The Company purchased inventory from Durable Electrical Metal Factory, Ltd., a wholly owned subsidiary of Windmere-Durable, of $3,199,649 in 1996. The Company owed Durable $558,443 at June 29, 1996 for current charges.

     Reference is made to "Executive Officers Compensation -- Compensation Committee Interlocks and Insider Participation" for a discussion of the relationships between the Company and Markpeak, Ltd. and Shapiro, Devine and Craparo, Inc., respectively.

     The Company believes that each of the above transactions were on terms which were no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties.

                              INDEPENDENT AUDITORS

     The Board of Directors requests the notification of the appointment of Deloitte & Touche LLP by the stockholders of the Annual Meeting. The Board of Directors recommends that each stockholder vote "FOR" ratification of Deloitte & Touche LLP as independent auditors for fiscal 1997. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

     Deloitte & Touche LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended July 1, 1989. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of meeting is to be presented for action at the Annual Meeting. If the Board's nominee is unavailable for election as a Director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.


February 24, 1997

================================================================================
                          SALTON/MAXIM HOUSEWARES, INC.

                                   P R O X Y

                ANNUAL MEETING OF STOCKHOLDERS, MARCH 20, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Leonhard Dreimann and William B. Rue and each of them as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the shares of Common Stock of Salton/Maxim Housewares, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, on Thursday, March 20, 1997 at 3:00 P.M. local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by the Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the Director's nominated by the Board of Directors and "FOR" Proposal 2.

(1) Election of Directors: Bert Doornmalen, David M. Friedson and Harry D. Schulman

    [ ] FOR ALL NOMINEES LISTED      [ ] WITHHOLD AUTHORITY
                                         TO VOTE FOR THE NOMINEES LISTED

    [ ] FOR, EXCEPT VOTE WITHHELD
        FROM THE FOLLOWING
        NOMINEE(S)

       ---------------------------

================================================================================


(2) Ratify appointment of independent auditors

    [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

(3) In their discretion to act on any other matters which may properly come before the Annual Meeting.

    Please date, sign and return promptly in the accompanying envelope.

                                   Dated ___________, 1997



                                   ------------------------------
                                            (Signature)


                                   ------------------------------
                                    (Signature if held jointly)

Your signature to this Proxy form should be exactly the same as the name imprinted herein. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

[ ] Check Box if you plan to attend the meeting.

The Board of Directors Recommends You Vote FOR the Above Proposals.